Exhibit 99.1

FOR ADDITIONAL INFORMATION:

Investor Relations Contact:	Media/Editorial Contact:

Applied Micro Circuits Corporation Scott Dawson	The Ardell Group Angela Edgerton
Phone: (858) 535-4217	Phone: (858) 792-2941
E-Mail: sdawson@amcc.com	E-Mail: angela@ardellgroup.com

Thursday, August 3, 2006

Company Press Release

APPLIED MICRO CIRCUITS CORPORATION DELIVERS FISCAL FIRST

QUARTER 2007 REVENUE AT TOP END OF GUIDANCE

Revenue of $69.7 million, up 7.7% from the first quarter last year and up 4.0% from the previous quarter

Recorded highest quarterly bookings level in five years

SUNNYVALE, Calif., —August 3, 2006—Applied Micro Circuits Corporation [NASDAQ: AMCC] today reported its revenue for the first quarter of fiscal 2007.

Net revenue for the first quarter of fiscal 2007 was $69.7 million compared to $67.0 million reported in the fourth quarter of fiscal 2006 and $64.7 million reported in the first quarter of fiscal 2006.

The Company’s cash, cash equivalents and short-term investments at June 30, 2006 totaled $336.1 million, an increase of $400,000 over the comparable balance at March 31, 2006.

“We delivered the top end of our revenue guidance and we continue to be encouraged by solid customer traction and a good ramp on our design wins,” said Kambiz Hooshmand, president and chief executive officer.

As previously announced, AMCC’s audit committee is reviewing the Company’s historical stock option grant practices and related accounting. Until that review is complete, AMCC cannot finalize results, other than revenue, for the first quarter.

Nasdaq Listing Update

As previously disclosed, due to the delay in the filing of the Company’s Annual Report on Form 10-K for the year ended March 31, 2006, it has received a letter from The Nasdaq Stock Market indicating that the Company’s common stock is subject to delisting pursuant to Nasdaq Marketplace Rule 4310(c)(14). AMCC has requested and was granted a hearing before the Nasdaq Listing Qualification Panel. At the hearing, which is scheduled for August 17, 2006, AMCC’s management will present in person its plan to regain compliance with Nasdaq’s filing requirement. There can be no assurance that the Nasdaq Panel will grant the Company’s request for an extension that would allow the continued listing of the Company’s common stock on The Nasdaq Global Select Market until the Company files its Annual Report on Form 10-K for the year ended March 31, 2006.

For More Information

AMCC management will be holding a conference call today, August 3, 2006, at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time to discuss the Company’s revenue for the first quarter of fiscal 2007 and to provide guidance for the second quarter of fiscal 2007. You may access the conference call via any of the following:

Teleconference:	785-832-1508
Conference ID:	3429264
Web Broadcast:	http://www.amcc.com
Replay:	719-457-0820
(Available for 7 days following the call)

AMCC Overview

AMCC is a global leader in network and embedded PowerPC processing, optical transport and storage solutions. Our products enable the development of converged IP-based networks offering high-speed secure data, high-definition video and high-quality voice for carrier, metropolitan, access and enterprise applications. AMCC provides networking equipment vendors with industry-leading network and communications processing, Ethernet, SONET and switch fabric solutions. AMCC is also the leading vendor of high-port count SATA RAID controllers enabling low-cost, high-performance, high-capacity storage. AMCC’s corporate headquarters are located in Sunnyvale, California. Sales and engineering offices are located throughout the world. For further information regarding AMCC, please visit our web site at http://www.amcc.com.

This news release contains forward-looking statements including statements regarding the Company’s future performance. These forward looking statements are only predictions based on current information and expectations and are subject to certain risks and uncertainties, including, but not limited to, customer demand for the Company’s products, the businesses of the Company’s major customers, reductions, rescheduling or cancellation of orders by the Company’s customers, successful and timely development of products, market acceptance of new products, the results of the Audit Committee’s review of the Company’s option grant practices and accounting, the Securities and Exchange Commission’s inquiry relating to the Company’s option grant practices, the investigations by U.S. Attorneys, the derivative lawsuit filed in July 2006, and general economic conditions. More information about potential factors that could affect the Company’s business and financial results is included in the “Risk Factors” set forth in the Company’s Annual Report on Form 10-K for the year ended March 31, 2005, and the Company’s other filings with the Securities and Exchange Commission. Actual results could differ materially, as a result of such factors, from those set forth in the forward- looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to reuse or update any forward-looking statements to reflect events or circumstances after the issuance of this press release.